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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

HYTHIAM, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation or Organization)	88-0464853 (I.R.S. Employer Identification No.)

11111 Santa Monica Boulevard, Suite 550, Los Angeles, California 90025 (Address of principal executive offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-58246

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered
Common Stock, $0.0001 par value	American Stock Exchange LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1.    Description of the Registrant's Securities to Be Registered.

        This registration statement relates to the common stock, $0.0001 par value per share, of Hythiam, Inc. (the "Company"). The Company is authorized to issue 200,000,000 shares of common stock, $0.0001 par value, and 50,000,000 shares of preferred stock, $0.0001 par value. The following description of the Company's common stock is intended to be a summary and does not describe all provisions of the Company's certificate of incorporation or bylaws or Delaware law applicable to the Company. For a more thorough understanding of the terms of the Company's capital stock, you should refer to the Company's articles of incorporation and bylaws, which are included as exhibits to this registration statement.

Common Stock

        As of December 11, 2003, there were 24,606,895 shares of our common stock issued and outstanding, held by approximately 400 stockholders of record. In addition, there were warrants and options outstanding to purchase approximately 5,198,808 shares of our common stock. There were no shares of preferred stock, and no warrants or options to purchase such stock, outstanding.

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All issued and outstanding shares of common stock are fully paid and non-assessable.

Dividend Policy

        The Company has never declared or paid cash dividends on its common stock. The Company currently plans to retain any earnings to finance the growth of the Company's business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on the Company's financial condition, results of operations and capital requirements, as well as other factors deemed relevant by the board of directors.

Dilution and Change in Control

        The board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control without further action by the stockholders. No shares of preferred stock are outstanding and we have no present plans to issue any shares of preferred stock.

Item 2.    Exhibits.

1.
Registration Statement on Form SB-2, filed by the Company, formerly known as Alaska Freighways, Inc., with the Securities and Exchange Commission ("SEC") on April 4, 2001 (Registration No. 333-58246), as amended by Amendment No. 1 thereto, filed with the SEC on August 3, 2001, Amendment No. 2 thereto, filed with the SEC on January 23, 2002, Amendment No. 3 thereto, filed with the SEC on April 3, 2002, Amendment No. 4 thereto, filed with the SEC on April 22, 2002, and Amendment No. 5 thereto, filed with the SEC on May 8, 2002 (as so amended and as subsequently amended, the "Form SB-2 Registration Statement") (incorporated by reference to the Form SB-2 Registration Statement).

2.
Current Report on Form 8-K filed by the Company with the SEC on September 30, 2003, as amended by the Form 8-K/A filed with the SEC on October 21, 2003 (as so amended and as subsequently amended, the "Form 8-K") (incorporated by reference to the Form 8-K).

3.
Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Form 8-K).

4.
By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Form 8-K).

5.
Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Form 8-K).

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 12, 2003	HYTHIAM, INC
	By:	/s/ TERREN S. PEIZER Terren S. Peizer Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
1.	Registration Statement on Form SB-2, filed by the Company, formerly known as Alaska Freighways, Inc., with the Securities and Exchange Commission ("SEC") on April 4, 2001 (Registration No. 333-58246), as amended by Amendment No. 1 thereto, filed with the SEC on August 3, 2001, Amendment No. 2 thereto, filed with the SEC on January 23, 2002, Amendment No. 3 thereto, filed with the SEC on April 3, 2002, Amendment No. 4 thereto, filed with the SEC on April 22, 2002, and Amendment No. 5 thereto, filed with the SEC on May 8, 2002 (as so amended and as subsequently amended, the "Form SB-2 Registration Statement") (incorporated by reference to the Form SB-2 Registration Statement).
2.
Current Report on Form 8-K filed by the Company with the SEC on September 30, 2003, as amended by the Form 8-K/A filed with the SEC on October 21, 2003 (as so amended and as subsequently amended, the "Form 8-K") (incorporated by reference to the Form 8-K).
3.	Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Form 8-K).
4.	By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Form 8-K).
5.	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Form 8-K).

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  Item 1. Description of the Registrant's Securities to Be Registered.
  Item 2. Exhibits.
SIGNATURE
EXHIBIT INDEX